Exhibit 10.1

form of BORROWER REGISTRATION AGREEMENT

This Borrower Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. (“Prosper”).

1.  Registration as a Prosper Borrower. You are registering as a borrower in the Prosper credit marketplace, so that you may be eligible to post loan requests or “listings” for display on the Prosper website to people who may be interested in bidding against one another in a competitive auction format to purchase your loan after it is made and funded by Prosper. For the sake of simplicity, Prosper refers to the people who bid on listings as “Lenders” even though loans are made by Prosper and sold to the winning bidder or bidders. You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the Prosper Policies, as those guidelines may be amended from time to time by Prosper in its sole discretion (collectively, the “Prosper Terms and Conditions”).

Prosper reserves the right to restrict access to the Prosper marketplace to individuals who meet minimum credit guidelines and other criteria, as determined by Prosper in its sole discretion.

2.  Authorization to Obtain Credit Report. You authorize Prosper to obtain a credit report from the Experian consumer credit reporting agency. Prosper uses the credit report (i) for authentication purposes, to make sure you are who you say you are, (ii) to determine how much non-mortgage debt you currently have, in order to determine your debt-to-income ratio, (iii) to obtain your Experian Scorex PLUSsm credit score and assign you a Prosper Credit Grade based on that score, and (iv) to identify and display certain information and characteristics from your credit profile, including but not limited to the number, age, type and status of the credit lines currently being reported, public records (such as bankruptcies and judgments) and mortgage loans appearing on your credit report, and the number of your recent requests for credit. Information from your credit report will be displayed on the Prosper website with your listings. You authorize Prosper to verify information in your credit report, and you agree that Prosper may contact third parties to verify any such information. Prosper will obtain your credit report each time you post a listing, except that Prosper will not obtain a new credit report when you post listings within thirty (30) days following the posting of an earlier listing.

3.  Listings. You may request a loan from Prosper (“Loan”) by posting a listing on the Prosper website. You may request a Loan in the amount of $25,000 or less, subject to a minimum Loan amount; the minimum Loan amount is governed by the laws of the State where you reside, and normally ranges from $1,000 to $3,000. The minimum Loan amounts are posted in the States & Licenses section of the Prosper website, and are subject to change by Prosper at any time without notice. To post a listing, you must provide the amount of the Loan you are requesting, the maximum interest rate you are willing to pay, and the duration of your listing. At the time you post a listing you must also provide your annual income, occupation and employment status. The following information based on your credit file with Experian will be displayed with your listing:

(i)	Your Prosper credit grade;
(ii)

Your debt-to-income ratio, expressed as a percentage, reflecting the ratio between the amount of your monthly non-mortgage debt, as compared to the amount of monthly income that you indicated when completing your listing;

(iii)	Whether you own a home;
(iv)	The number of accounts on which you are currently late on a payment;
(v)	The total past-due amount you owe on all delinquent and charged-off accounts;
(vi)	The number of 90+ days past due delinquencies on your credit report in the last 7 years;

(vii)	The number of negative public records (e.g., bankruptcies, liens, and judgments) on your credit report over the last 12 months, and over the last 10 years;
(viii)	The month and year your first recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;
(ix)	The total number of credit lines appearing on your credit report, along with the number that are open and current;
(x)	The total balance on all of your open revolving credit lines;
(xi)	Your bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of your open bankcards; and
(xii)	The number of inquiries made by creditors to your credit report in the last six months.

Listings also display your self-reported occupation, employment status and range of income. If you are a member of a Prosper group when you post a listing, the listing will also identify your group; however, you do not have to be a member of a group to post a listing. You may also create a network of Prosper friends, and when you post a listing, you may also obtain endorsements of your listing from your group leader or your designated Prosper friends. Endorsements from your group leader or Prosper friends will be displayed with your listing. Group leaders and Prosper friends do not guarantee payments on your Loan, and an endorsement of your listing from a group leader or Prosper friend does not obligate the individual making the endorsement to guarantee or make any payments on your Loan. An endorsement of your listing from a group leader or Prosper friend is not required in order to post a listing.

You may not include any personally identifying information, including, without limitation, your name, address, phone number, email address, Social Security number or driver’s license number, or your bank account or credit card numbers in your listing or on your Prosper member web page, or elsewhere on the Prosper website. Listings that include this information are subject to cancellation by Prosper, or deletion or redaction by Prosper of the personally identifying information, although Prosper is under no obligation to take such actions and you include such information solely at your own risk.

Borrowers’ listings are displayed on the Prosper website. This means that people who visit the Prosper website will be able to view your listing, and see your Prosper credit grade, your debt-to income ratio and other information, provided, however, that certain information concerning your credit history will only be viewable by registered Prosper Lenders. Upon your submission of a listing, you authorize Prosper to display the listing on the Prosper website. To facilitate bids for your listing, Prosper may forward your listing by email to third parties, including but not limited to registered Prosper Lenders, and may display your listing in promotional, advertising and marketing materials, and you authorize Prosper to do so.

You authorize Prosper to verify your residence, income, occupation and any other information you provide in connection with a listing or your registration as a borrower, and you agree that Prosper may contact third parties to verify information you provide. If such information changes after you post a listing but before the listing expires, you must either (i) promptly notify Prosper of the change, or (ii) withdraw your listing. For example, if, while your listing is displayed on the Prosper website, your state of residence changes or the annual income amount you provided to Prosper when you submitted your listing decreases materially, you must either notify Prosper of the change, or withdraw the listing. If you elect to withdraw your listing as a result of a change, you may (but are not required to) post a new listing containing the updated information. You cannot edit or amend your listing once it is posted on the Prosper website; however, you have the right to withdraw your listing at any time prior to expiration of the listing, and you may post another listing if you desire. Prosper reserves the right, in its sole discretion, to limit the number of listings you post or attempt to post on the Prosper website.

Each listing you post on the Prosper website is both a request for a Loan and a commitment to borrow.

Loan Request. Your listing is a request for a Loan in the amount specified in the listing, at an interest rate equal to the maximum interest rate set forth in your listing. If your listing is matched, the interest rate on your Loan may be lower than the maximum rate you specified, but it will never be higher. You will not receive a Loan in an amount less than the amount specified in your listing, even if one or more bids match a portion of your requested Loan amount. In order to post a listing on the Prosper website you must have a good faith intent to obtain and repay your Loan and your listing must be consistent with that intent.

Commitment to Borrow. Each listing you post on the Prosper website is a commitment and promise to obtain a Loan from Prosper, for purchase by the person or persons whose bid or bids are matched with your listing. You have the right to withdraw your listing at any time prior to expiration of the listing. If your listing receives a Lender bid in, or Lender bids totaling, the amount of your requested Loan, you will receive a Loan from Prosper in the amount you requested, subject to Prosper’s right to verify information you provided in connection with your listing and your registration as a Prosper user and Prosper’s other rights as described in Section 4 below.

AT THE TIME YOU SUBMIT YOUR LISTING, YOU ARE COMMITTING TO OBTAIN A LOAN IN THE AMOUNT SPECIFIED IN YOUR LISTING, AT THE MAXIMUM INTEREST RATE SET FORTH IN YOUR LISTING, SHOULD YOUR LISTING BE MATCHED WITH A BID IN, OR BIDS TOTALING, THE AMOUNT OF YOUR REQUESTED LOAN. YOU HAVE THE RIGHT TO WITHDRAW YOUR LISTING AT ANY TIME PRIOR TO EXPIRATION OF YOUR LISTING; HOWEVER, YOU HAVE NO RIGHT TO RESCIND ANY LOAN.

Number of Listings. You may post as many listings as you desire; however, Prosper reserves the right, in its sole discretion, to limit the number of listings you post or attempt to post on the Prosper website. You may have only one listing outstanding at a time.

Duration of Listings. When you post a listing, you specify how long your listing will be displayed on the Prosper website, subject to a maximum duration of ten (10) days. However, if your listing receives a Lender bid in, or Lender bids totaling, the full amount of your requested Loan prior to expiration of your listing, you may elect to end your listing early — you need not wait until your listing expires. You may also designate your listing for “automatic funding,” in which case your listing will end and no further bids on your listing will be accepted toward your listing as soon as your listing receives a bid or bids totaling the full amount of your requested Loan. Prosper reserves the right to make the automatic funding feature available only to certain credit grades. When you post a listing, it will be displayed on the Prosper website along with all other listings until you end the listing or the listing expires, or until the listing is withdrawn by you or by Prosper as provided in Section 4 below.

Additional Loans. Subject to eligibility requirements that Prosper may in its sole discretion establish and amend from time to time, you may have up to two Loans outstanding at any one time, provided that the aggregate outstanding principal balance of your Loans does not exceed the maximum Loan amount for your state of residence. To be eligible to post a listing for a second Loan, you must be current on your existing Loan, and you must not have been delinquent in making your last two monthly Loan payments. You may not post a listing for a second Loan within (6) months following the date of origination of your existing Loan. You may not obtain a Loan from the Prosper marketplace to pay off an existing Prosper Loan.

Prohibited Activities. You agree that you will not, in connection with any listings, bids, Loans or other transactions involving or potentially involving Prosper, (i) make any false, misleading or deceptive statements or omissions of material fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself, whether in a narrative description or a photo in your listing; (iii) give to or receive from, or offer or agree to give to or receive from any Prosper Lender or other person any fee, bonus, additional interest, kickback or thing of value of any kind in connection with a requested or existing Loan or in exchange for such person’s bid, or offer or agreement to bid, on your listing; or (iv) represent yourself to any person, as a representative, employee, or agent of Prosper, or purport to speak to any person on behalf of Prosper.

4.  Prosper’s Right to Verify Information and Cancel Funding.

a. Prosper reserves the right to verify the accuracy of all information provided by borrowers, Lenders and group leaders in connection with listings, bids and Loans. Prosper also reserves the right to determine in its sole discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement between Prosper and such user. Prosper may conduct its review at any time — before, during or after the posting of a listing, or before or after the funding of a Loan. You agree to respond promptly to Prosper’s requests for information in connection with your listing, accounts, or your registration with Prosper.

b. In the event Prosper, prior to funding a Loan, determines that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower’s income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, Prosper may refuse to post the listing or, if the listing has already been posted, remove the listing from the Prosper marketplace and cancel all bids against the listing.

c. When a listing ends or expires with a bid or bids totaling the amount of a borrower’s requested Loan, Prosper may conduct a “pre-funding” review prior to funding the Loan. Loan funding occurs when Prosper disburses Loan proceeds into the borrower’s designated deposit account. Prosper may, at any time and in its sole discretion, delay funding of a Loan in order to enable Prosper to verify the accuracy of information provided by borrowers, Lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing. Prosper may cancel or proceed with funding the Loan, depending on the results of Prosper’s pre-funding review. If funding is cancelled, the listing will be removed from the Prosper marketplace and all bids against the listing will be cancelled, and each bidder’s funds will be returned to the Prosper Funding Account, available for further bidding. In the event Prosper cancels funding of a Loan, Prosper will notify the borrower, group leader (if any), and all bidders for the listing of Prosper’s determination to cancel funding of the Loan.

5.  Matching of Bids and Listings.

a. Prosper’s auction platform will automatically match your listing with any bids that specify a minimum interest rate equal to or below the maximum interest rate you would accept.

Bids are first matched with borrower listings with the highest offered interest rates above the bidder’s minimum interest rate, and thereafter the bids are matched to borrower listings with incrementally lower offered interest rates.

b. A match of your listing with one or more bids in the full amount of your requested Loan results in a Loan from Prosper to you, subject to Prosper’s right to verify information as provided in this Agreement. Each Loan will be evidenced by a Promissory Note in the form set forth on the attached Exhibit A. Notwithstanding anything to the contrary in the Terms of Use, you authorize Prosper to act as your authorized agent to sign a Promissory Note on your behalf in favor of Prosper in the principal amount of each Lender’s bid that is matched with your listing.

c. Prosper does not warrant or guaranty that your listings will be matched with any bids. Your listing must receive a bid in, or bids totaling, the entire amount of your requested Loan in order for a Loan to be made. You will not receive a Loan if, prior to withdrawal or expiration of your listing, only a portion (even a substantial portion) of your requested Loan amount is matched with a bid or bids.

d. To safeguard your privacy rights, on listings your name and address will be shielded from the view of bidders and prospective bidders, and your identity as the borrower on the Promissory Note will be shielded from the winning bidders who purchase your Loan. Only your Prosper user name will appear on listings and Promissory Notes, and only the user name of the bidders will appear with bids.

6.  Prosper’s Compensation.  If you receive a Loan, you must pay Prosper a fee to compensate Prosper for services rendered, and for reimbursement of our expenses, in connection with providing and maintaining the Prosper marketplace, including without limitation the authentication of borrowers, the administration of the auction platform, and the funding and sale of Loans.  The current fee amounts are posted in the Prosper Fees section of the Prosper website, and are subject to change by Prosper at any time without notice. The transaction fee is paid by the borrower out of, or contemporaneously with disbursement of, the Loan proceeds at the time a Loan is funded, so that the net amount of Loan proceeds you receive will be less that the full amount of your Loan. The amount and method of charging the transaction fee is subject to adjustment to the extent required by applicable state law. For example, if applicable state law limits the fee to a lesser amount, you will be charged the lesser amount.

7.  Listings Matched with Multiple Bids.  Your listing may be matched with more than one bid. If that happens, you agree to enter into separate Promissory Notes in the amount of each bid, with the aggregate principal amount of the Notes equal to your requested Loan amount. Each Promissory Note will be in the form of the Promissory Note attached as Exhibit A, and will have identical interest rates and, monthly payment due dates. Your monthly payment amount will be the aggregate monthly payment amount under the Promissory Notes, and the payments you make on your Loan are allocated pro rata to the respective Note owners based on the principal amount of each Lender’s Promissory Note with respect to the Loan. As used in this Agreement, the term “Loan” shall include your total indebtedness as evidenced by all Notes resulting from your listing being matched with multiple bids.

Authority to Act as Agent to Sign Promissory Notes. YOU AUTHORIZE PROSPER TO ACT AS YOUR AUTHORIZED AGENT TO SIGN A PROMISSORY NOTE, IN THE FORM SET FORTH ON THE ATTACHED EXHIBIT A, ON YOUR BEHALF IN FAVOR OF EACH LENDER WHOSE BID IS MATCHED WITH YOUR LISTING.

8.  Making Your Loan Payments.  At the time you register as a borrower, you must provide your deposit account information to facilitate transfers of funds to and from the Prosper Funding Account and your deposit account. You agree to make your Loan payments by automated withdrawals from your designated account, or by the use of bank drafts drawn on your designated account. At the time you create your listing, you will be asked to choose the method of making your Loan payments, and your Loan payments will be made by the payment method you choose. Prosper will act as the servicer for all Loans you obtain through the Prosper marketplace, and all communications regarding your Loan must be made to Prosper. To the extent authorized or permitted by applicable law, you agree to pay all any fees incurred as a result of failed automated Loan payments due to insufficient funds in your account or for other reasons, returned check fees, penalties or similar servicing costs incurred by Prosper or the owner or owners of your Loan.

9. Authorization to Contact Your Group Leader. You acknowledge and agree that if you obtain a Loan through Prosper as a member of a group registered with Prosper, and your Loan payment becomes fifteen (15) days past due, Prosper may notify your group leader of the delinquent payment. You also acknowledge and agree that if you obtain a Loan through Prosper, in the event your loan payment becomes fifteen (15) days past due, Prosper may notify all of your designated Prosper friends who were winning bidders on your Loan listing of your delinquent payment. Groups on Prosper are rated according to the collective payment performance of the group’s members, so your failure to make Loan payments when due may have a negative effect on your group’s rating. If you borrow as a member of a group, you must remain a member of that group, and you may not change groups, as long as your Loan is outstanding.

10.  Collection & Reporting of Delinquent Loans. In the event you do not make your Loan payments on time, Prosper or any subsequent owner of the Loan will have all remedies authorized or permitted by the Promissory Note and applicable law. In addition, when a monthly payment becomes thirty (30) days past due, your Loan will be referred to a collection agency for collection. Prosper will report Loan payment delinquencies in excess of 30 days to one or more credit reporting agencies in accordance with applicable law. Subject to limitations of applicable law, you authorize and agree that Prosper or a collection agency may contact you at any or all of the telephone numbers you provide to Prosper at or after registration.

11.  No Guarantee. PROSPER DOES NOT WARRANT OR GUARANTEE (1) THAT YOUR LISTING WILL BE MATCHED WITH ANY BIDS, (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A LISTING, OR (3) THAT IF YOUR LISTING IS MATCHED YOU WILL RECEIVE A LOAN WITH AN INTEREST RATE LESS THAN THE MAXIMUM RATE SPECIFIED IN YOUR LISTING.

12.  Restrictions on Use. You are not authorized or permitted to use Prosper to obtain, or attempt to obtain, a Loan for someone other than yourself. You must be the owner of the deposit account you designate for electronic transfers of funds, with sole authority to direct that Loan payments be made from the account. Your designated account will be the account into which Loan proceeds will be deposited, and from which Loan payments will be made. Although you are registering as a borrower, you may also register and participate in the Prosper marketplace as a Lender or as a group leader. If you obtain a Loan and have your Loan written off as a result of your default, your registration will immediately expire, and you will not be eligible to post any further listings or re-register with Prosper as a borrower, Lender or group leader. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the Prosper website or marketplace.

13.  Authority. You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement.

14.  Termination of Registration. Prosper may in its sole discretion, with or without cause, terminate this Agreement at any time by giving you notice as provided below.  In addition, upon Prosper’s determination that you committed fraud or made a material misrepresentation in connection with a listing, bid or Loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) suspend your right to post listings or otherwise participate in the Prosper marketplace; (ii) terminate this Agreement and your registration with Prosper. Upon termination of this Agreement and your registration with Prosper, any listings you have placed on the Prosper website shall terminate, and will be removed from the Prosper website immediately. Any Loans you obtain prior to the effective date of termination resulting from listings you had placed on the Prosper website shall remain in full force and effect in accordance with their terms.

15.  Prosper’s Right to Modify Terms.  Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions; provided, however, that Prosper does not have the right to change any term or provision of a Promissory Note evidencing a Loan to which you are a party except as authorized in the Promissory Note. Prosper will give you notice, which may be by email or in the form of a posting on the Prosper website, of material changes to this Agreement, or the Prosper Terms and Conditions. You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors. This Agreement, along with the Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a borrower in the Prosper credit marketplace, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a borrower with Prosper.

16.  Member Web Page Display and Content.  You may, but are not required to, maintain a “Prosper member web page” on the Prosper website, where you can post photos, content, logos or links to websites. If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper. Any material you display on your member page must conform to the Prosper Terms and Conditions, as amended from time to time, and must not (i) infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; or (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. You may not include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver’s license number, or bank account or credit card numbers of any Prosper member, on your Prosper member web page, or elsewhere on the Prosper website.

17.  Notices.  All notices and other communications hereunder shall be given by email to your registered email address, and shall be deemed to have been duly given and effective upon transmission. If your registered email address changes, you must notify by sending an email to support@prosper.com or calling (800) 208-0103. You also agree to update your registered residence address, mailing address and telephone number on the Prosper website if your address or telephone number changes.

18.  No Warranties.  EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY

IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19.  Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

20.  Miscellaneous. You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper’s prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of California. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach.  Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect.

EXHIBIT A

PROMISSORY NOTE

Borrower Address:                                                                                               .

1.  Promise to Pay.  In return for a loan I have received, I promise to pay to the order of Prosper Marketplace, Inc. (“you”) the principal sum of                                       Dollars ($              ), together with interest thereon commencing on the date of funding at the rate of        percent (       %) per annum simple interest. I understand that references in this Note to you shall also include any person to whom you transfer this Note.

2.  Payments.  This Note is payable in 36 monthly installments of $                  each, consisting of principal and interest, commencing on the                day of                   , and continuing until the final payment date of                              , which is the maturity date of this Note. The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note.  All payments will be applied first to any late charges then due, then to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts as provided in Paragraph 11, then to interest then due and then to principal. No unpaid interest or charges will be added to principal.

3.  Interest.  Interest will be charged on unpaid principal until the full amount of principal has been paid.  Interest under this Note will accrue daily, on the basis of a 365-day year. If payments are made on time, my final payment will be in the amount of a regular monthly payment. If payments are paid late, a greater portion of the payment will be applied to accrued interest, a lesser portion (if any) will be applied to principal reduction, and the loan will not amortize as originally scheduled, resulting in a higher final payment amount. The interest rate I will pay will be the rate I will pay both before and after any default.

4.  Late Charge.  If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of                          . I will pay this late charge promptly but only once on each late payment.

5.  Waiver of Defenses.  Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of the loan.  If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6.  Certification; Exception to Waiver.  I certify that, to my knowledge, the proceeds of this loan will not be applied in whole or part to purchase property or services from any person to whom any interest this loan may be assigned. If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this loan, then Paragraph 5 will not apply to the extent of that person’s interest, even if that person later assigns that person’s interest to another person.

7.  Method of Payment.  I will pay the principal, interest, and any late charges or other fees on this loan when due. Those amounts are called “payments” in this Note.  To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods.

If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further loan payments, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer. I agree to notify you in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

I understand that if I have elected to have my payments made by automatic withdrawals from my account:

                    a. The interest rate set forth in this Note, and the Annual Percentage Rate and related disclosures set forth in my Truth-in-Lending Disclosure Statement include the one percent (1.00%) reduction in my interest rate (the “Preferred Rate”) that I received as an incentive to make my payments by preauthorized automatic withdrawals.

                    b. I will no longer be eligible for the Preferred Rate, and I must make my monthly payments using bank drafts drawn by you on my behalf on my account each month, if (i) I withdraw my authorization to make payments by automatic withdrawals, (ii) I cancel or close my account without establishing a new account at least three (3) days before the next monthly payment due date, or (iii) on two occasions during the term of this Note, my entire monthly payment cannot be made by automatic withdrawal  from my account on the due date because of insufficient funds in the account, or for any other reason (other than an error by you).

                    c. If I become ineligible for the Preferred Rate, you have the right to add one percent (1.00%) to the interest rate on this Note. If you exercise this right, the increased interest rate will become effective on the due date of the next monthly payment due under this Note, and will continue for the remainder of the term of the Note. The increase in the interest rate on my Note will result in a higher monthly payment amount, equal to the amount that would be sufficient to repay in full the unpaid principal I owe as of the effective date of the increased interest rate, on the maturity date at the increased interest rate in substantially equal monthly payments. I must pay the higher monthly payment amount beginning on the first monthly payment due date after the increased interest rate becomes effective.

                    d. I understand that if the interest rate on my Note is increased as set forth in this Paragraph, the Preferred Rate will not be reinstated for any reason, even if I continue making my payments by automatic withdrawals.

8.  Default and Remedies. If I fail to make any payment when due in the manner required by Paragraph 7, or if receivership or insolvency proceedings or any assignment for the benefit of creditors is instituted by or against me; I die, I fail to keep any promise or meet any other obligations in this Note, or I make a material misrepresentation in connection with my loan, you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable. If you exercise the remedy of acceleration you will not do so until one or more payments under this Note is at least 120 days past due, and you will give me at least 30 days prior notice of acceleration; provided, however, that if my default is the result of a material misrepresentation you do not need to wait until one or more payments is past due, and you do not need to give me any prior notice of acceleration.

9.  Prepayments.  I may prepay this loan in full or in part at any time without penalty.

10.  Waivers.  You may accept late payments or partial payments, even though marked “paid in full,” without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them. You do not have to (a) demand payment of amounts due (known as “presentment”), (b) give notice that amounts due have not been paid (known as “notice of dishonor”), or (c) obtain an official certification of nonpayment (known as “protest”). I hereby waive presentment, notice of dishonor and protest. Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time. Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights.  Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11. Insufficient Funds Charge. If I attempt to make a monthly payment, whether by check or bank draft or by automated withdrawal from my designated account, and the payment is unable to be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $        for each check or bank draft returned or failed automated withdrawal, unless prohibited by applicable law.

12.  Loan Charges.  If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me. You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

13.  Assignment.  I may not assign any of my obligations under this Note without your written permission.  You do not have to give me your permission.  You may assign this Note at any time without my permission. Unless prohibited by applicable law, you may do so without telling me.  My obligations under this Note apply to all of my heirs and permitted assigns. Your rights under this Note apply to each of your successors and assigns.

14.  Notices.  All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service.  Such notices must be properly addressed to the parties at the addresses set forth below unless a different address for notice is later provided in writing by giving notice pursuant to this Paragraph.

15.  Governing Law.   Except as provided below, this Note is governed by the laws of the State of my residence, as reflected in your registration records, at the time this loan is made. I will promptly notify you of any changes in my State of residence. For borrowers who are residents of Alaska and Minnesota, this Note is entered into in California and is governed by the laws of California, where Prosper Marketplace, Inc. is located.

16.  Miscellaneous.   No provision of this Note shall be modified or limited except by a written agreement signed by both you and me. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

Texas Residents: Prosper Marketplace, Inc. is licensed and examined under the laws of the State of Texas and by state law is subject to regulatory oversight by the Office of Consumer Credit Commissioner. Any consumer wishing to file a complaint against the Prosper Marketplace, Inc. should contact the Office of Consumer Credit Commissioner through one of the means indicated below: In Person or U.S. Mail: 2601 North Lamar Boulevard, Austin, Texas 78705-4207. Telephone No.: 800/538-1579. Fax No.: 512/936-7610. E-mail: consumer.complaints@occc.state.tx.us. Website: www.occc.state.tx.us.

Wisconsin Residents:  If this loan is made for commercial purposes, which are any purposes other than personal, family, or household purposes, this loan shall be governed by the terms of the Consumer Loan Act, Wis. Stat. chapters 421 to 427, including the provisions governing finance charges on loans of $25,000 or less.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date:

[Borrower]